UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2009

UNUM GROUP

(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 22, 2009, Unum Group (“Unum Group” or the “Company”), a Delaware corporation, announced that Richard P. McKenney has been appointed Executive Vice President and Chief Financial Officer (principal financial officer) effective August 10, 2009, following the filing of the Company’s Form 10-Q for the quarterly period ended June 30, 2009. Before assuming his position as the Company’s Chief Financial Officer, Mr. McKenney will join the Company as an Executive Vice President on July 20, 2009.

Mr. McKenney, 40, had served as Executive Vice President and Chief Financial Officer of Sun Life Financial, an international financial services organization, since 2007, having joined Sun Life as Executive Vice President in 2006. Prior to Sun Life, Mr. McKenney was the Senior Vice President — Chief Financial Officer of Genworth Financial, Inc., a financial security company providing insurance, wealth management, investment and financial services, having served in that position since May 2004.

Mr. McKenney will receive a base salary of $650,000, an annual incentive target of $650,000 (which is guaranteed for 2009), a long term incentive target award of $975,000 (which is guaranteed for 2009), a hiring bonus of $300,000, and a grant of restricted stock units with a value of $3 million. He will participate in the same benefit programs, as amended from time to time, as the Company’s other executive officers.

Robert C. Greving, the company’s current Executive Vice President, Chief Financial Officer and Chief Actuary, announced in February his intention to retire during 2009. Mr. Greving will step down from his current positions effective August 10, 2009 but will remain with the company for a period still to be determined to assist Mr. McKenney’s transition into his new role.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group (Registrant)

Date: June 23, 2009	By:	/s/ Susan N. Roth
Name: Susan N. Roth Title: Vice President, Transactions, SEC and Corporate Secretary